UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CUMMINS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2019

To Our Shareholders:

By now, you should have received in the mail or via email your voting materials for our 2019 annual meeting of shareholders to be held on May 14, 2019.  There are several items for you to vote on, including a shareholder proposal regarding requiring an independent board chairman.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN FOR THE FOLLOWING REASONS:

•                  Delivering Shareholder Value.  The current structure of our Board has served our shareholders well and has delivered significant value to shareholders.

•                  Over the last 10-year period, our shareholder return (523%) has exceeded that of the S&P 500 (243%) and our peer group (262%).

•                  In 2018, the company returned $1.9 billion or 78 percent of Operating Cash Flow to shareholders in the form of dividends and share repurchases.

•                  Independent Board.  Ten of our twelve board members are independent and we have an independent Lead Director with the authority to ensure proper checks and balances.

•                  Rigid Rules Are Not in Our Shareholders’ Best Interests.  A fixed, inflexible rule requiring the separation of our Chairman of the Board and Chief Executive Officer roles is not in the best interests of our shareholders.

•                  Culture of Board Engagement.  Our Board routinely engages directly with shareholders, reinforcing management accountability, and acts on our shareholders’ governance concerns that are expressed in these interactions.

•                  Strong Corporate Governance.  As discussed in our proxy statement for our 2019 annual meeting of shareholders, the Board and our company are committed to the highest standards of corporate governance.

•                  Shareholders Have Previously Rejected.  Our shareholders rejected substantially identical proposals in 2013 and 2015.  Moreover, ISS has determined that this proposal does not warrant shareholder support.

We want all shareholders to vote, make your voices heard and encourage you to VOTE AGAINST the shareholder proposal.

Thank you for your attention to this important matter.

The Board of Directors of Cummins Inc.